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                                                             EXHIBIT 10.11


                          SPECIAL RETENTION BONUS PLAN
                            OF SILICONIX INCORPORATED

                        Effective as of February 1, 1997

INTRODUCTION

This Special Retention Bonus Plan was established by Siliconix incorporated effective as of February 1, 1997. The purpose of the Plan is to provide one or more retention bonuses to key employees who remain in employment in good standing during 1997 or until the term of the Plan is closed earlier by Siliconix in connection with a sale of the Company. A monthly bonus is payable and, for those who remain employed in good standing at the end of the Plan's term, an additional lump-sum deferred bonus.

SELECTION AS A PARTICIPANT IN THE SPECIAL RETENTION BONUS

You have been selected by the Siliconix Board of Directors to participate in the Special Retention Bonus Plan.

Monthly bonuses are potentially payable for each month from February 1997, through December 1997 or the last calendar month completed on or before the Plan's term date, whichever is EARLIER. To be eligible for a monthly bonus, you must be a Siliconix employee for the entire month.

You will be eligible to receive a deferred portion of your bonus provided that you are a Siliconix employee on December 31, 1997. Alternatively, if an earlier date for the Plan's term is announced by the Company in connection with a sale of the Company, you must remain a Siliconix employee until the term date.

WHO IS NOT ELIGIBLE TO RECEIVE A RETENTION BONUS

If you are not employed in good standing on the last day of a calendar month, you will not receive a bonus for that month. Similarly, if you are not employed in good standing on the Plan's term date, you will not receive the deferred portion of your bonus. "In good standing" means that you are either actively at work or on an approved vacation or leave of absence on the last scheduled workday on or before the last day of the calendar month or term date, as applicable; provided, however, that you do not have any pending written disciplinary actions in your personnel file.

In addition, if your employment is terminated by the Company for "Cause," you will not receive any bonus payments that have not already been paid at the time your employment ends. "Cause" means an employee's willful failure to substantially perform the employee's job duties, other than a failure resulting from the employee's complete or partial incapacity due to physical or mental illness or impairment, a willful act by the employee that constitutes gross misconduct and that is harmful to the Company or a material and willful violation of a federal or state law or regulation applicable to the business of the Company.

AMOUNT OF THE RETENTION BONUS

All bonuses payable under this Plan are based on a percentage of your annual base salary rate in effect as of January 1, 1997. See the attached Bonus Payment Worksheet, which illustrates the percentage of your annual base salary rate on which your bonuses are based, as well as a payment schedule.

TIME AND FORM OF PAYMENT

Each monthly bonus you earn will be paid to you in a single cash sum as soon as reasonably practicable after the close of the month. If you earn the deferred portion of your bonus, it will be paid to you as soon as reasonably practicable after the Plan's term ends.


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DEATH

If you die before your employment terminates and before the Plan's term date, then you will be deemed to have continued employment in good standing until the end of the month in which your death occurs, so that you will earn a monthly bonus for that month. In addition, you will be deemed to have earned a deferred bonus equal to 100% of the total monthly bonuses you earned, including the monthly bonus deemed earned for the month of your death.

All earned bonuses that had not been paid to you before your death will be paid to your surviving spouse or, if you leave no surviving spouse, to your estate.

TAXES

Before paying bonuses, Siliconix will withhold all appropriate federal, state, local and foreign income and employment taxes.

PARACHUTE PAYMENT LIMITATIONS

In the unlikely event that the Company determines that any payment of any type to or for the benefit of an employee, under this Plan or otherwise, by the Company or any of its subsidiaries, parent companies, affiliates or successors, would be deemed an "excess parachute payment" under Internal Revenue Code section 280G, then the Company (or any of its subsidiaries, parent companies, affiliates or successors) may reduce such payments to the extent it deems necessary to avoid having payments characterized as excess parachute payments. As a general rule, payments that are deemed to be contingent upon a change in control are considered to be excess parachute payments once the sum of all contingent payments reaches three times an employee's average annual compensation.


BONUS RIGHTS CANNOT BE ASSIGNED

The rights of any person to bonus payments under this Plan may be not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including bankruptcy, garnishment, attachment or other creditor's process, and any act in violation of this rule shall be void.

OTHER INFORMATION

The Company has established the Plan for the benefit of eligible employees of the Company. The Company reserves the right to modify, suspend or terminate this Plan at any time. All bonuses are paid from the general assets of the Company.

Nothing in the Plan may be deemed to give any individual a right to remain in the employ of Siliconix or affect the right of Siliconix to terminate an individual's employment at any time with or without cause.

Any dispute or controversy in connection with this Plan shall be settled exclusively by arbitration in Santa Clara County, California, in accordance with the rules of the American Arbitration Association. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Punitive damages shall not be awarded.

This document is a complete statement of this Plan and supersedes all prior plans, representations and proposals, written or oral, relating specifically to this Plan. Neither the Company nor its subsidiaries, parent companies, affiliates or successors shall be bound by or liable to any person for any representation, promise or inducement made by any employee or agent that is not embodied in this document. This document shall be construed and enforced in accordance with California law.